Verastem Oncology Appoints Michelle Robertson to Board of Directors

BOSTON – October 26, 2021 – Verastem Oncology (Nasdaq:VSTM), a biopharmaceutical company committed to advancing new medicines for patients battling cancer, today announced the appointment of Michelle Robertson to its Board of Directors, effective November 15, 2021. Ms. Robertson, who is the Chief Financial Officer at Editas Medicine, will chair the audit committee. She will fill a vacancy created by Gina Consylman, who is stepping down from the Board later this year to focus on other professional duties.

“We are immensely appreciative of Gina’s many important contributions to Verastem during her tenure on the Board, and we look forward to welcoming Michelle as Verastem continues to rapidly advance its development program in RAS targeted treatment,” said Michael Kauffman, M.D., Ph.D., Lead Director of the Verastem Oncology Board of Directors. “Michelle’s extensive leadership in Finance and Commercial Operations for leading biotechnology companies will be an asset to our Board.”

“Verastem’s work to bring new treatment options to patients with RAS pathway-driven cancers is inspiring, and I am energized to join the Board of Directors at such an exciting time,” said Ms. Robertson. “Their progress to date and future potential are built on excellent science, a focused development strategy and a highly committed team. I look forward to supporting the Company’s continued advancement.”

Prior to joining Editas Medicine, Ms. Robertson served as Chief Financial Officer of Momenta Pharmaceuticals, Inc. prior to its acquisition by Johnson & Johnson in 2020. She joined Momenta as Vice President, Financial Planning and Analysis. Previously, she served as Vice President, Oncology Finance for Baxalta, Inc., which was acquired by Shire PLC in 2016, following its spin-out from Baxter International in July 2015. She also served as head of Financial Planning and Analysis and Operations at Ironwood Pharmaceuticals and has held various leadership positions in the Oncology and Biosurgery divisions with Finance and Commercial Operations at Genzyme, focusing on financial analysis for business development, acquisition integrations and divestitures. Ms. Robertson received her BS in Finance from Bentley University.

About Verastem Oncology

Verastem Oncology (Nasdaq: VSTM) is a development-stage biopharmaceutical company committed to the development and commercialization of new medicines to improve the lives of patients diagnosed with cancer. Our pipeline is focused on novel small molecule drugs that inhibit critical signaling pathways in cancer that promote cancer cell survival and tumor growth, including RAF/MEK inhibition and focal adhesion kinase (FAK) inhibition. For more information, please visit www.verastem.com.

Verastem Oncology Forward-Looking Statements Notice

This press release includes forward-looking statements about Verastem Oncology’s strategy, future plans and prospects, including statements related to the potential clinical value of the RAF/MEK/FAK combination and the advancement of the Company’s clinical trials for the RAF/MEK/FAK combination. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," “can,” “promising” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement.

Applicable risks and uncertainties include the risks and uncertainties, among other things, regarding: the success in the development and potential commercialization of our product candidates, including defactinib in combination with VS-6766; the occurrence of adverse safety events and/or unexpected concerns that may arise from additional data or analysis or result in unmanageable safety profiles as compared to their levels of efficacy; our ability to obtain, maintain and enforce patent and other intellectual property protection for our product candidates; the scope, timing, and outcome of any legal proceedings; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of our product candidates; whether preclinical testing of our product candidates and preliminary or interim data from clinical trials will be predictive of the results or success of ongoing or later clinical trials; that the timing, scope and rate of reimbursement for our product candidates is uncertain; that third-party payors (including government agencies) may not reimburse; that there may be competitive developments affecting our product candidates; that data may not be available when expected; that enrollment of clinical trials may take longer than expected; that our product candidates will experience manufacturing or supply interruptions or failures; that we will be unable to successfully initiate or complete the clinical development and eventual commercialization of our product candidates; that the development and commercialization of our product candidates will take longer or cost more than planned; that we or Chugai Pharmaceutical Co., Ltd. will fail to fully perform under our license or other agreements; that we may not have sufficient cash to fund our contemplated operations; that we may be unable to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity, debt financing or otherwise; that we will be unable to execute on our partnering strategies for defactinib in combination with VS-6766; that we will not pursue or submit regulatory filings for our product candidates; and that our product candidates will not receive regulatory approval, become commercially successful products, or result in new treatment options being offered to patients.

Other risks and uncertainties include those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission (SEC) on March 18, 2021 and in any subsequent filings with the SEC. The forward-looking statements contained in this press release reflect Verastem Oncology’s views as of the date hereof, and the Company does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investors:

Ajay Munshi

VP, Corporate Development

+1 781-469-1579

amunshi@verastem.com

Sherri Spear

Argot Partners

+1 212-600-1902

sherri@argotpartners.com

Media:

Lisa Buffington

VP, Corporate Communications

+1 781-292-4205

lbuffington@verastem.com